Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES NEW RECORDS;
FURTHER RAISES FULL YEAR EARNINGS ESTIMATES; ANTICIPATES CONTINUED STRENGTH IN 2021

Highlights

•Record net income of $1.01 per diluted share, a 38% increase over the prior year quarter
•Record adjusted net income of $1.04 per diluted share, a 37% increase over the prior year quarter
•Record income before interest and income taxes of $174.0 million
•Achieved record segment volume in each of the businesses
•Segment income for closures and plastic container businesses at record levels

STAMFORD, CT, October 21, 2020 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, today reported record third quarter 2020 net income of $112.9 million, or $1.01 per diluted share, as compared to third quarter 2019 net income of $81.3 million, or $0.73 per diluted share.

Adjusted net income per diluted share was a record $1.04 for the third quarter of 2020, after adjustments increasing net income per diluted share by $0.03. Adjusted net income per diluted
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SILGAN HOLDINGS
October 21, 2020

share in the third quarter of 2019 was $0.76, after adjustments increasing net income per diluted share by $0.03. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“Each of our segments continued to perform exceptionally well during the third quarter, driving strong segment income across the board and a 37 percent improvement in adjusted earnings per diluted share over the previous record quarter in 2019,” said Tony Allott, Chairman and CEO. “Volume gains across all of our businesses have proved lasting, both through the early lockdown stage of the pandemic and as economies opened up again during the summer. Equally as rewarding has been the outstanding operational performance of the entire Silgan team to meet this demand growth during a challenging time and to demonstrate our unparalleled support for our customers. Each of our businesses has significantly outperformed our competition during these extraordinary times, and our customers continue to reward Silgan with additional volume opportunities,” continued Mr. Allott. “Volume growth of 17 percent in our metal container business continued to be driven primarily by increased at home food consumption and growing consumer awareness of the value and other benefits of canned foods. Our closures business continues to experience strong volume demand primarily for sprayers, foamers and pumps for household cleaning and hygiene products, with legacy dispensing closures volumes up approximately 22 percent which more than offset weakness in certain beauty products. Our plastic container business has continued to demonstrate its market leading customer service model, driving further volume growth of 14 percent and again nearly doubling segment income over the third quarter of 2019,” continued Mr. Allott. “Given anticipated continued strong market demand levels, our great operational performance across the board and our continued confidence in the Silgan team, we are again increasing our outlook for adjusted earnings for 2020 from $2.70 to $2.85 per share to $2.92 to $2.97 per share. At the midpoint of this range, Silgan would have increased adjusted earnings by 36 percent over the record prior year level and delivered a 10 year adjusted earnings per share compound annual growth rate of over 10 percent. While we are still completing our annual budget process for 2021, at this time we anticipate overall operating earnings for the Company remaining at these strong levels,” concluded Mr. Allott.

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SILGAN HOLDINGS
October 21, 2020

Net sales for the third quarter of 2020 were $1.49 billion, an increase of $167.2 million, or 12.7 percent, as compared to the same period in the prior year. This increase was the result of higher net sales in all of the businesses.

Income before interest and income taxes for the third quarter of 2020 was $174.0 million, an increase of $41.3 million as compared to $132.7 million for the third quarter of 2019, and margins increased to 11.7 percent from 10.0 percent for the same periods. The increase in income before interest and income taxes was the result of higher income in each of the businesses. Rationalization charges were $2.5 million and $3.2 million for the third quarters of 2020 and 2019, respectively, and acquisition related costs were $0.7 million in the third quarter of 2020.

Interest and other debt expense before loss on early extinguishment of debt for the third quarter of 2020 was $27.7 million, an increase of $1.0 million as compared to the third quarter of 2019. This increase was due to higher average outstanding borrowings primarily related to the acquisition of the dispensing operations of the Albéa Group, partially offset by lower weighted average interest rates.

The effective tax rates were 22.9 percent and 22.0 percent for the third quarters of 2020 and 2019, respectively, both of which were favorably impacted by an audit period expiration.

Metal Containers
Net sales of the metal container business were $856.7 million for the third quarter of 2020, an increase of $34.4 million, or 4.2 percent, as compared to $822.3 million in the third quarter of 2019. This increase was primarily the result of higher unit volumes of approximately 17 percent and favorable foreign currency translation, partially offset by the pass through of lower raw material costs and a higher percentage of smaller cans sold. Record unit volumes in the third quarter of 2020 resulted primarily from the continued increase in at home food consumption driving further consumer awareness of the value and other benefits of canned foods, as well as the timing of certain fruit and vegetable pack shipments.

Segment income of the metal container business in the third quarter of 2020 was $94.5 million, an increase of $13.4 million as compared to $81.1 million in the third quarter of 2019, and
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SILGAN HOLDINGS
October 21, 2020

segment income margin increased to 11.0 percent from 9.9 percent for the same periods. The increase in segment income was due primarily to higher unit volumes and strong operating performance, higher pension income and lower rationalization charges, partially offset by the impact from the renewal of certain significant customer contracts at the end of 2019 and a higher percentage of smaller cans sold.

Closures
Net sales of the closures business were $475.1 million in the third quarter of 2020, an increase of $121.7 million, or 34.4 percent, as compared to $353.4 million in the third quarter of 2019. This increase was primarily the result of higher unit volumes of approximately 10 percent, a more favorable mix of products sold due primarily to strong unit volume growth in dispensing closures and favorable foreign currency translation, partially offset by the pass through of lower raw material costs. The increase in unit volumes was principally the result of the inclusion of the recent acquisitions of the dispensing operations of Albéa and Cobra Plastics and the continued strength in volumes for certain consumer health, hygiene, personal care and food products. These volume gains were partially offset by weak demand for certain beauty products.
Segment income of the closures business for the third quarter of 2020 increased $19.4 million to a record $64.2 million as compared to $44.8 million in the third quarter of 2019, and segment income margin increased to 13.5 percent from 12.7 percent for the same periods. The increase in segment income was primarily due to higher unit volumes including from recent acquisitions, a more favorable mix of products sold, strong operating performance and higher pension income.

Plastic Containers
Net sales of the plastic container business were $156.7 million in the third quarter of 2020, an increase of $11.1 million, or 7.6 percent, as compared to $145.6 million in the third quarter of 2019. This increase was principally due to higher volumes of approximately 14 percent, partially offset by the pass through of lower raw material costs and a less favorable mix of products sold. The increase in volumes was due primarily to higher demand for certain food and consumer health and hygiene products and continued new business awards.

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SILGAN HOLDINGS
October 21, 2020

Segment income of the plastic container business in the third quarter of 2020 was a record $21.9 million as compared to $11.4 million in the third quarter of 2019, and segment income margin increased to 14.0 percent from 7.8 percent over the same periods. The increase in segment income was primarily attributable to higher volumes, strong operating performance and lower manufacturing costs and higher pension income.

Nine Months
Net income for the first nine months of 2020 was a record $248.6 million, or $2.23 per diluted share, as compared to net income of $159.0 million, or $1.43 per diluted share, for the first nine months of 2019. Adjusted net income per diluted share for the first nine months of 2020 was a record $2.45, an increase of 38 percent as compared to $1.78 in the prior year period, after adjustments increasing net income per diluted share by $0.22 for the first nine months of 2020 and by $0.35 for the first nine months of 2019.

Net sales for the first nine months of 2020 increased $253.8 million, or 7.4 percent, to $3.70 billion as compared to $3.44 billion for the first nine months of 2019. This increase was primarily a result of higher volumes in each of the businesses, including the impact from acquisitions, and a more favorable mix of products sold in the closures business, partially offset by the pass through of lower raw material costs across all businesses, a less favorable mix of products sold in the metal and plastic container businesses and the impact of unfavorable foreign currency translation.

Income before interest and income taxes for the first nine months of 2020 was a record $407.4 million, an increase of $119.4 million from the same period in 2019, and margins increased to 11.0 percent from 8.4 percent for the same periods. The increase in income before interest and income taxes was primarily due to higher volumes and strong operating performance in each of the businesses, $41.4 million of lower rationalization charges in the first nine months of 2020 as compared to the same period in 2019, higher pension income and a more favorable mix of products sold in the closures business. These increases were partially offset by higher corporate expenses, the impact from the renewal of certain significant customer contracts at the end of 2019 and a higher percentage of smaller cans sold in the metal container business, the negative impact from the purchase accounting write-up of inventory of the dispensing operations acquired from Albéa and the unfavorable impact of a charge in the plastic container business for
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SILGAN HOLDINGS
October 21, 2020

a non-commercial legal dispute relating to prior periods. Corporate expenses were higher for the first nine months of 2020 primarily as a result of acquisition related costs and the plant employee Silgan Strong incentive payments in the first quarter of 2020.

Interest and other debt expense before loss on early extinguishment of debt for the first nine months of 2020 was $77.0 million, a decrease of $5.2 million as compared to the same period in 2019. This decrease was primarily due to lower weighted average interest rates, partially offset by higher average outstanding borrowings primarily related to the acquisition of the dispensing operations of Albéa and additional revolving loan borrowings outstanding during the first half of the current year principally to hold cash and cash equivalents to ensure liquidity against potential credit market disruptions as a result of the COVID-19 pandemic. Weighted average interest rates were lower during the first nine months of 2020 due to lower variable market rates and the redemption of all outstanding 5½% Senior Notes due 2022 in the third quarter of 2019. In the first quarter of 2020, the Company recognized a loss on early extinguishment of debt of $1.5 million in conjunction with the prepayment of term loans under the senior secured credit facility.

The effective tax rate for the first nine months of 2020 was 24.4 percent as compared to 22.1 percent for the first nine months of 2019. The effective tax rate in the first nine months of 2020 was unfavorably impacted by increased income in higher tax jurisdictions and certain nondeductible expenses principally related to costs incurred for the acquisition of the dispensing operations of Albéa, partially offset by the favorable impact of an audit period expiration. The effective tax rate in the first nine months of 2019 was favorably impacted by an audit period expiration, the resolution of a prior year tax audit and the timing of certain tax deductions.

Outlook for 2020
As a result of the Company's year-to-date performance and continued strong demand for our products and strong operating performance, the Company increased its estimate of adjusted net income per diluted share for the full year of 2020 to a range of $2.92 to $2.97 from a range of $2.70 to $2.85, which represents a 36 percent increase at the midpoint of such range as compared to adjusted net income per diluted share of $2.16 in 2019. These estimates assume that the Company, its customers and its suppliers are able to continue running plants during the ongoing COVID-19 pandemic.
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SILGAN HOLDINGS
October 21, 2020

The Company is also providing an estimate of adjusted net income per diluted share for the fourth quarter of 2020 in the range of $0.47 to $0.52, a 30 percent increase at the midpoint of such range as compared to adjusted net income per diluted share of $0.38 in the fourth quarter of 2019.

The full year and fourth quarter estimates of adjusted net income per diluted share for 2020 exclude the impact from rationalization charges, costs attributed to announced acquisitions, the purchase accounting write-up of acquired inventory and the loss on early extinguishment of debt.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the third quarter of 2020 at 11:00 a.m. eastern time on October 21, 2020. The toll free number for those in the U.S. and Canada is (800) 367-2403, and the number for international callers is (334) 777-6978. For those unable to listen to the live call, a taped rebroadcast will be available through November 4, 2020. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 5366259.

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales, on a pro forma basis including the dispensing business of the Albéa Group acquired on June 1, 2020, of approximately $4.9 billion in 2019. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home, personal care and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation
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SILGAN HOLDINGS
October 21, 2020

Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2019 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions, except per share amounts)

	Third Quarter		Nine Months
	2020	2019	2020	2019

Net sales	$1,488.5	$1,321.3	$3,695.4	$3,441.6

Cost of goods sold	1,230.1	1,113.7	3,027.9	2,884.5

Gross profit	258.4	207.6	667.5	557.1

Selling, general and administrative expenses	91.6	76.0	282.0	233.8

Rationalization charges	2.5	3.2	7.2	48.6

Other pension and postretirement income	(9.7)	(4.3)	(29.1)	(13.3)

Income before interest and income taxes	174.0	132.7	407.4	288.0

Interest and other debt expense before loss on early extinguishment of debt	27.7	26.7	77.0	82.2

Loss on early extinguishment of debt	—	1.7	1.5	1.7

Interest and other debt expense	27.7	28.4	78.5	83.9

Income before income taxes	146.3	104.3	328.9	204.1

Provision for income taxes	33.4	23.0	80.3	45.1

Net income	$112.9	$81.3	$248.6	$159.0

Earnings per share:
Basic net income per share	$1.02	$0.73	$2.24	$1.43
Diluted net income per share	$1.01	$0.73	$2.23	$1.43

Cash dividends per common share	$0.12	$0.11	$0.36	$0.33

Weighted average shares (000's):
Basic	110,921	111,058	110,895	110,985
Diluted	111,612	111,521	111,460	111,539

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and nine months ended September 30,
(Dollars in millions)

	Third Quarter		Nine Months
	2020	2019	2020	2019
Net sales:
Metal containers	$856.7	$822.3	$1,962.4	$1,904.9
Closures	475.1	353.4	1,242.7	1,073.0
Plastic containers	156.7	145.6	490.3	463.7
Consolidated	$1,488.5	$1,321.3	$3,695.4	$3,441.6

Segment income:
Metal containers (a)	$94.5	$81.1	$213.8	$134.1
Closures (b)	64.2	44.8	168.0	131.9
Plastic containers (c)	21.9	11.4	66.9	36.9
Corporate (d)	(6.6)	(4.6)	(41.3)	(14.9)
Consolidated	$174.0	$132.7	$407.4	$288.0

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	Sept. 30,	Sept. 30,	Dec. 31,
	2020	2019	2019
Assets:
Cash and cash equivalents	$193.8	$117.4	$203.8
Trade accounts receivable, net	865.4	751.4	505.0
Inventories	678.2	703.2	633.0
Other current assets	84.7	61.3	65.0
Property, plant and equipment, net	1,785.8	1,522.5	1,570.3
Other assets, net	2,844.7	1,918.2	1,954.0
Total assets	$6,452.6	$5,074.0	$4,931.1

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$957.8	$776.3	$988.8
Current and long-term debt	3,447.8	2,651.4	2,244.4
Other liabilities	828.1	677.8	674.6
Stockholders' equity	1,218.9	968.5	1,023.3
Total liabilities and stockholders' equity	$6,452.6	$5,074.0	$4,931.1

(a) Includes rationalization charges of $1.6 million and $3.0 million for the three months ended September 30, 2020 and 2019, respectively, and $4.7 million and $42.3 million for the nine months ended September 30, 2020 and 2019, respectively.
(b) Includes rationalization charges of $0.8 million and $0.1 million for the three months ended September 30, 2020 and 2019, respectively, and $2.2 million and $6.0 million for the nine months ended September 30, 2020 and 2019, respectively. Includes a charge for the write-up of inventory for purchase accounting of $3.5 million for the nine months ended September 30, 2020 as a result of the acquisition of the dispensing operations from Albéa.
(c) Includes rationalization charges of $0.1 million for each of the three months ended September 30, 2020 and 2019 and $0.3 million for each of the nine months ended September 30, 2020 and 2019.
(d) Includes costs attributed to announced acquisitions of $0.7 million and $19.0 million for the three and nine months ended September 30, 2020, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the nine months ended September 30,
(Dollars in millions)

	2020	2019
Cash flows provided by (used in) operating activities:
Net income	$248.6	$159.0
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation and amortization	163.5	156.8
Rationalization charges	7.2	48.6
Loss on early extinguishment of debt	1.5	1.7
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(311.0)	(250.8)
Inventories	2.4	(75.4)
Trade accounts payable and other changes, net	6.3	(42.4)
Net cash provided by (used in) operating activities	118.5	(2.5)

Cash flows provided by (used in) investing activities:
Purchase of businesses, net of cash acquired	(940.9)	—
Capital expenditures	(165.2)	(166.8)
Other investing activities	1.1	0.5
Net cash used in investing activities	(1,105.0)	(166.3)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(40.4)	(38.6)
Changes in outstanding checks - principally vendors	(79.0)	(83.7)
Shares repurchased under authorized repurchase program	(6.9)	—
Net borrowings and other financing activities	1,101.8	339.1
Net cash provided by financing activities	975.5	216.8

Effect of exchange rate changes on cash and cash equivalents	1.0	(3.4)

Cash and cash equivalents:
Net (decrease) increase	(10.0)	44.6
Balance at beginning of year	203.8	72.8
Balance at end of year	$193.8	$117.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and nine months ended September 30,

Table A

	Third Quarter		Nine Months
	2020	2019	2020	2019

Net income per diluted share as reported	$1.01	$0.73	$2.23	$1.43

Adjustments:
Rationalization charges	0.02	0.02	0.05	0.34
Costs attributed to announced acquisitions	0.01	—	0.14	—
Purchase accounting write-up of inventory	—	—	0.02	—
Loss on early extinguishment of debt	—	0.01	0.01	0.01
Adjusted net income per diluted share	$1.04	$0.76	$2.45	$1.78

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Fourth Quarter,			Year Ended
	December 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2020	2020	2019	2020	2020	2019

Net income per diluted share as estimated
for 2020 and as reported for 2019	$0.46	$0.51	$0.31	$2.69	$2.74	$1.74

Adjustments:
Rationalization charges	0.01	0.01	0.06	0.06	0.06	0.40
Costs attributed to announced acquisitions	—	—	0.01	0.14	0.14	0.01
Purchase accounting write-up of inventory	—	—	—	0.02	0.02	—
Loss on early extinguishment of debt	—	—	—	0.01	0.01	0.01
Adjusted net income per diluted share
as estimated for 2020 and presented for 2019	$0.47	$0.52	$0.38	$2.92	$2.97	$2.16

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions, the impact from the charge for the write-up of acquired inventory required under purchase accounting and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The write-up of acquired inventory required under purchase accounting is also viewed by management as a part of the acquisition and is a non-cash charge that is not considered to be indicative of the on-going performance of the acquired operations. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.